                                    Exhibit A

                 Series G Cumulative Convertible Preferred Stock

                                       Of

                          GENESIS HEALTH VENTURES, INC.


                  RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of Article 6 of the Amended and Restated Articles of Incorporation of the Company (the "Articles") and the provisions of Sections 1521 and 1522 of the Pennsylvania Business Corporation Law Of 1988, as amended, the Board of Directors hereby creates a series of the Company's previously authorized preferred stock, par value $.01 per share (the "Preferred Stock"), and determines the designation and number of shares which constitute such series and the relative rights, preferences and limitations of such series as follows:

                 SERIES G CUMULATIVE CONVERTIBLE PREFERRED STOCK


                  SECTION 1. Designation and Amount. The shares of such series shall be designated as "Series G Cumulative Convertible Preferred Stock" (the "Series G Preferred Stock") and the number of shares constituting the Series G Preferred Stock shall be 625,000. Capitalized terms used without previous definition herein are defined in Section 9 hereof.

                  SECTION 2. Dividends.

                  (a) Payment of Dividends. The holders of shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, cumulative preferential cash dividends at the rate per annum of 5.9375% of the liquidation preference, as may be adjusted in accordance with the provisions hereof.


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                  The rate per annum at which dividends on the Series G
Preferred Stock will accrue shall be increased as follows on the indicated date:

         Fourth anniversary of the Issue Date......................    6.1875%

         Fifth anniversary of the Issue Date.......................    6.6250%

         Ninth anniversary of the Issue Date.......................    7.0625%

         Eleventh anniversary of the Issue Date....................    7.5000%

         Thirteenth anniversary of the Issue Date..................    7.9375%

                  Dividends shall be payable in arrears on each March 31, June 30, September 30 and December 31, commencing on the last day of the first full calendar quarter after the Issue Date (each such date being hereinafter referred to as a "Dividend Payment Date"). The first dividend payment shall be for the period from the date of original issuance of the Series G Preferred Stock (the "Issue Date") to December 31, 1998 and each dividend payment thereafter shall be for the period from the most recent Dividend Payment Date on which dividends have been paid to but excluding the first Dividend Payment Date thereafter. Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period". Dividends (or amounts equal to accrued and unpaid dividends) payable on Series G Preferred Stock for any period less than a full quarterly Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. The Board of Directors may fix a record date for determination of holders of Series G Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no less than 30 and no more than 60 calendar days prior to the date fixed for the payment thereof.

                  Dividends on the Series G Preferred Stock will accrue, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared, on a daily basis from the previous Dividend Payment Date. Dividends will cease to accrue in respect of Series G Preferred Stock on the date of the conversion thereof.

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                  If, for four consecutive Dividend Periods, dividends are not declared and paid or funds are not legally available for the payment of dividends, dividends will accumulate as of the Dividend Payment Dates, but such accumulated unpaid dividends shall not bear interest. However, if, after such four consecutive Dividend Periods, dividends are not declared and paid or funds continue not to be legally available for the payment of dividends, dividends that accrue thereafter shall be payable in additional shares of Series G Preferred Stock (the "Dividend Shares") until such time as all accrued and unpaid dividends are paid in full in cash. To the extent dividends are payable in whole or in part in Dividend Shares, such Dividend Shares shall be valued at $500.00 per share with a liquidation value of $500.00 per share and shall have all rights and preferences of the Series G Preferred Stock hereunder, including dividends payable at the rates specified herein. Dividends on the Dividend Shares shall accrue from the date such Dividend Shares are issued.

                  Dividends paid on the shares of Series G Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  (b) Payment of Dividends on Junior Stock. As long as any Series G Preferred Stock is outstanding, no dividends or other distributions for any Dividend Period (other than dividends payable in shares of, or warrants, rights or options exerciseable for or convertible into shares of, common stock, par value $.02 per share, of the Company (the "Common Stock") or any other capital stock of the Company ranking junior to the Series G Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock"), and cash in lieu of fractional shares of such Junior Stock in connection with any such dividends) will be paid on any Junior Stock unless: (i) full dividends on all outstanding shares of Preferred Stock that by its terms

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ranks pari passu with the Series G Preferred Stock with respect to the payment of dividends ("Parity Preferred Stock"), and the Series G Preferred Stock have been paid, or declared and set aside for payment, for all Dividend Periods terminating on or prior to the payment date of such Junior Stock dividend or distribution and for the current Dividend Period, to the extent such Parity Preferred Stock dividends are cumulative; (ii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iii) the Company is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock or Series G Preferred Stock.

                  In addition, as long as any Series G Preferred Stock is outstanding, no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or in accordance with the Put/Call Agreement, or outstanding call options) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock and Series G Preferred Stock have been paid, or declared and set aside for payment, for all dividends periods terminating on or prior to the date of such purchase, redemption or acquisition and for the current Dividend Period, to the extent such Parity Preferred Stock dividends are cumulative; (ii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and
(iii) the Company is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock or Series G Preferred Stock.

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                  Subject to the provisions described above, such dividends or other distributions (payable in cash, property or Junior Stock) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any Junior Stock and from time to time Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Parity Preferred Stock or Series G Preferred Stock, to share therein according to their respective interests.

                  (c) Payment of Dividends on Parity Preferred Stock. As long as any Series G Preferred Stock is outstanding, dividends or other distributions for any Dividend Period may not be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (i) (A) full dividends on all outstanding shares of Parity Preferred Stock and Series G Preferred Stock have been paid, or declared and set aside for payment, for all Dividend Periods terminating on or prior to the payment date of such Parity Preferred Stock dividend or distribution and for the current Dividend Period, to the extent such Parity Preferred Stock dividends are cumulative; (B) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and
(C) the Company is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock or Series G Preferred Stock; or
(ii) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Series G Preferred Stock and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior Dividend Periods, if such dividends are cumulative) per share of outstanding Series G Preferred Stock and such other outstanding shares of Parity Preferred Stock bear to each other.

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                  In addition, as long as any Series G Preferred Stock is
outstanding, the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior stock in connection therewith) unless: (i) full dividends on all outstanding shares of Parity Preferred Stock and Series G Preferred Stock have been paid, or declared and set aside for payment, for all Dividend Periods terminating on or prior to the payment date of such Parity Preferred Stock purchase, redemption or other acquisition and for the current Dividend Period, to the extent such Parity Preferred Stock dividends are cumulative; (ii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and
(iii) the Company is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock or Series G Preferred Stock (unless all Parity Preferred Stock as to which such a default exists is purchased or redeemed on a pro rata basis).

                  (d) Any dividend payment made on the Series G Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series G Preferred Stock.

                  SECTION 3. Voting Rights. The holders of shares of Series G Preferred Stock shall have the following voting rights:

                  (a) The holders of the Series G Preferred Stock (in addition to their rights set forth in this Section 3 and otherwise provided by law) shall be entitled to such number of votes for each share held as equals the number of shares of Common Stock into which such shares are convertible on the record date set for determining who is entitled to vote a particular matter and shall vote together with the holders of Common Stock (and any other class or series of Preferred Stock, if any, similarly entitled to vote (such Preferred Stock, together with the Common Stock, the "Voting Securities") as a single class, on all matters to be voted on by holders of Common Stock of the Company. In addition to such voting rights, holders of the Series G Preferred Stock shall be

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entitled to vote as a separate class on matters as to which the Pennsylvania Law requires a separate class vote of the Series G Preferred Stock, and shall have such other voting rights as are set forth in this Section 3.

                  (b) Whenever dividends payable on shares of Series G Preferred Stock as provided in Section 2 are in arrears and unpaid for four consecutive Dividend Periods, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series G Preferred Stock shall have been paid in full in cash or declared and cash set apart for the payment thereof, the number of directors of the Company shall be increased by two and the holders of the Series G Preferred Stock shall have the right, voting separately as a class, by a vote of holders of a majority of the number of outstanding shares of Series G Preferred Stock, to elect two directors of the Company, and the remaining directors of the Company shall be elected by the classes of stock entitled to vote therefor, voting together, including the Series G Preferred Stock, at each meeting of the shareholders held for the purpose of electing directors, all in accordance with the terms and procedures set forth in the Company's Articles and By-Laws. The Company agrees to call a meeting of holders of the Series G Preferred Stock in order that the Series G Preferred Stock may be represented on the Board of Directors in accordance hereof. At such time as the accrued and unpaid dividends shall have been paid in full in cash or declared and cash set apart for the payment thereof, the right of the holders to vote for directors as provided herein shall terminate and the term of office of any director(s) then in office who were elected pursuant to this Section 3(b) shall immediately terminate.

                  (c) So long as any shares of Series G Preferred Stock are outstanding, subject to the applicable provisions of the Pennsylvania Law, the Company shall not, without consent of the holders of at least two-thirds of the number of shares of Series G Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for the purpose, (i) increase the number of shares of authorized Series G Preferred Stock or issue any additional shares of Series G Preferred Stock other than

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Dividend Shares; (ii) amend or modify the powers, preferences or rights of the
Series G Preferred Stock or amend, alter or repeal any of the provisions of the Company's Articles or By-Laws (including by merger or similar transaction) so as to eliminate the Series G Preferred Stock or otherwise affect adversely the powers, preferences or rights of the holders of Series G Preferred Stock; provided, however, that the Company may authorize and issue classes or series of stock ranking senior to, or on a parity with the Series G Preferred Stock either in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding-up of the affairs of the Company, or that the Company may be required to redeem or repurchase before all of the Series G Preferred Stock has been redeemed without the consent of the holders of the Series G Preferred Stock; or (iii) enter into any plan of complete liquidation or dissolution or otherwise effect the voluntary liquidation, dissolution or winding-up of the Company unless, as a result of such liquidation, dissolution or winding-up, the liquidation preference on the Series G Preferred Stock is satisfied in full pursuant to Section 7 hereof.

                  SECTION 4. Conversion at the Option of the Company.

                  (a) From and after April 26, 2001, the Company at its option may convert the Series G Preferred Stock in whole at any time at a conversion price equal to 100% of the Liquidation Amount, plus accrued and unpaid dividends to the date of conversion, if the Current Market Price on the date of such notice was in excess of 120% of the Conversion Price (as defined herein) on the date of such notice.

                  (b) From and after April 26, 2002, the Company at its option may convert the Series G Preferred Stock in whole at any time at the conversion price set forth below, stated as a percentage of the Liquidation Amount, in each case plus accrued and unpaid dividends to the date of conversion, if converted during the twelve-month period beginning April 26:



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         Year                                                      Price
         ----                                                      -----
         2002.................................................     104.50%
         2003.................................................     103.75%
         2004.................................................     103.00%
         2005.................................................     102.25%
         2006.................................................     101.50%
         2007.................................................     100.75%
         2008 and thereafter..................................     100.00%

                  (c) The conversion prices for Series G Preferred Stock set forth in (a) and (b) above are payable by the Company solely in Common Stock. The Company shall on the date of conversion deliver to each holder of Series G Preferred Stock for each share of Series G Preferred Stock a number of shares of validly issued, fully paid and nonassessable Common Stock with an aggregate Market Price on such date equal to the applicable conversion price.

                  (d) At least 30 days and not more than 60 days prior to the date of conversion, written notice (the "Conversion Notice") shall be given by first-class mail, postage prepaid, to each holder of the Series G Preferred Stock at such holder's address as it appears on the stock books of the Company. The Conversion Notice shall state:

                  (A) Whether the conversion is pursuant to paragraph (a) or (b) of this Section 4;

                  (B) the price at which the shares of Series G Preferred Stock shall be converted;

                  (C) the date of conversion; and

                  (D) that dividends on the shares of the Series G Preferred Stock to be converted shall cease to accumulate on such date of conversion unless the Company defaults in the payment of the applicable conversion price.

                  Each holder of Series G Preferred Stock shall surrender the certificate or certificates representing such shares of Series G Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as

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determined by the Company), in the manner and at the place designated in the
Conversion Notice, and on the date of conversion the conversion price for such shares shall be payable to the holder thereof, and each surrendered certificate shall be cancelled and retired.

                  SECTION 5. Conversion at the Option of the Holders.

                  (a) Procedure. At the option of the holders, each share of Series G Preferred Stock shall be convertible at any time into Common Stock at a conversion price of $37.20 per share of the underlying Common Stock (equivalent to a conversion rate of 13.441 shares of Common Stock for each share of Series G Preferred Stock), such initial conversion price being subject to adjustment as set forth below (the "Conversion Price").

                   (i) Conversion of Series G Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Company. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied and dividends will cease to accrue in respect of Series G Preferred Stock at such time. The conversion shall be at the Conversion Price in effect at such time and on such date.

                  (ii) On and after the date of conversion, unless the Company fails to issue certificates evidencing the Common Stock, dividends on the Series G Preferred Stock called for conversion shall cease to accumulate on the date of conversion, and all rights of the holders of converted shares shall terminate with respect thereto on the date of conversion, other than the right to receive the Common Stock into which each share of Series G Preferred Stock shall be converted.

                  (b) Receipt of Dividends. Holders of Series G Preferred Stock at the close of business on a record date for any payment of declared dividends

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shall be entitled to receive the full dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. However, shares of Series G Preferred Stock surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment to the Company in cash of an amount equal to the dividend declared on such shares of Series G Preferred Stock to be converted and to be payable on such Dividend Payment Date unless a Conversion Notice from the Company shall have been delivered to the Holders and the date of conversion is on or before the next succeeding Dividend Payment Date. Holders thereof shall continue to be entitled to receive from the Company any accrued but unpaid dividends thereon. Such accrued but unpaid dividends may be declared and paid at any time, without reference to any regular Dividend Payment Date. Except as provided above, upon any conversion at the option of the holder of Series G Preferred Stock, the Company shall make no payment or allowance for unpaid dividends for the Dividend Period during which such conversion occurs, whether or not in arrears, on such converted Series G Preferred Stock or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

                  (c) Adjustment for Stock Transactions. In case the Company shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares, (ii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iii) issue by reclassification of its shares of Common Stock any shares of its capital stock, each such transaction being called a "Stock Transaction"), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of a share of Series G Preferred Stock surrendered for conversion after the record date fixing shareholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of such shares of Common Stock and/or other capital stock which such holder would have been entitled to receive after the happening of such event had such share of Series G Preferred Stock been converted immediately prior to such record date.

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                  (d) Adjustment for Dividends. In the event the Company shall at any time or from time to time while any shares of Series G Preferred Stock are outstanding declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or distribution or evidences of indebtedness of the Company or any other person) on its Common Stock, other than
(A) regular dividends payable in cash or (B) any dividend or distribution on the Company's Common Stock if in conjunction therewith the Company declares and pays or makes a dividend or distribution on each share of Series G Preferred Stock which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series G Preferred Stock had such share been converted into shares of Common Stock immediately prior to the record date for any such dividend or distribution on the Company's Common Stock, then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the holder of each share of Series G Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (1) the number of shares of Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of shareholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, a certified resolution with respect to which shall be mailed to each holder of shares of Series G Preferred Stock); provided, however, that in the event of a distribution of shares of capital stock of a subsidiary of the Company (a "Spin-Off") made to holders of shares of Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Common Stock as of the 30th trading day after the effective date of such Spin-Off and the

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Current Market Price of the number of shares (or the fraction of a share) of capital stock of the subsidiary which is distributed in such Spin-Off in respect of one share of Common Stock as of such 30th trading day and the denominator of which shall be the Current Market Price per share of Common Stock as of such 30th trading day. An adjustment made pursuant to this paragraph (d) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively to the day immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such dividend or distribution; provided, however, if the proviso to the preceding sentence applies, then such adjustment shall be made and be effective as of such 30th trading day after the effective date of such Spin-Off.

                  (e) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section (other than this paragraph (e)) not later than such time as may be required in order to preserve the tax free nature of the distribution to the holders of shares of Common Stock. All calculations under this Section 5 shall be made to the nearest one-hundredth of a share.

                  If any action or transaction would require adjustment to the Conversion Price pursuant to more than one paragraph of this Section 5, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value.

                  (f) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of Series G Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the

Current Market Price per share of Common Stock as of the conversion date shall be paid to such holder in cash by the Company. If more than one share shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series G Preferred Stock so surrendered.

                  (g) Capital Reorganizations; Change in Control. In the event of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by paragraph (c) of this Section 5), or in case of any merger, consolidation or other corporate combination of the Company with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series G Preferred Stock shall be exchanged for a new series of preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series G Preferred Stock; except that any holder of Series G Preferred Stock shall be entitled to receive, upon conversion subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series G Preferred Stock was convertible immediately prior to such Transaction. Notwithstanding the foregoing, upon a Change in Control (as defined below) at the option of the holder of any shares of Series G Preferred Stock the holder thereof shall be entitled to receive, upon presentation of the certificates therefor to the Surviving Person subsequent to the consummation of such Transaction, cash equal to the Liquidation Amount as of the consummation of such transaction. If necessary, appropriate adjustment (as determined by the Board of Directors in good faith) shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the holders of shares of Series G Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series G Preferred stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series G Preferred Stock remaining outstanding (with such adjustments in the Conversion Price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors in good faith shall determine to be appropriate). In case securities or property other than Common stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

                  Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, (a) proper provision is made to ensure that the holders of shares of Series G Preferred Stock will be entitled to receive the benefits afforded by this paragraph (i) and (b) if, following the Transaction, one or more entities other than the Company shall be required to deliver securities or other property upon the conversion of the Series G Preferred Stock, such entity or entities shall assume, by written instrument delivered to each holder of shares of Series G Preferred Stock the obligation to deliver to such holder the securities and property to which, in accordance with the foregoing provisions, such holder is entitled.

                  "Change in Control" means (A) when the shareholders of Gemini approve an agreement or plan (i) to merge or consolidate Gemini with or into another company (other than a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Gemini or such surviving entity outstanding immediately after such merger or consolidation), or (ii) to sell, or otherwise dispose of, all or substantially all of Gemini's property and assets, or (B) when Gemini is the subject of a transaction pursuant to Rule 13e-3 under the Exchange Act.

                  (h) Notice of Certain Events. In case at any time or from time to time, the Company shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Company or merger, consolidation or other corporate combination of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in any one or more of said cases the Company shall give written notice at the same time as, or as soon as practicable after, such event is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock, but in any event within 30 days of occurrence of such event (the time of mailing of such notice shall be deemed to be the time of delivery thereof) to the registered holders of the Series G Preferred Stock at the addresses of each as shown on the books of the Company maintained by the transfer agent thereof of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution, subscription rights or Repurchase or (ii) such reorganization, reclassification, merger, consolidation, corporate combination, sale or conveyance, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution, subscription rights or Repurchase or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such registration, reclassification, merger, consolidation, corporate combination, sale or conveyance or participate in such dissolution, liquidation or winding-up, as the case may be, as well as the Conversion Price and the number of shares into which each share of Series G Preferred Stock may be converted at such time, failure to give such notice shall not invalidate any action so taken.



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

                  (i) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Stock, at the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  SECTION 6. Liquidation Preference. (a) The Series G Preferred Stock will rank on a parity as to preference on distribution of assets upon liquidation with each other series of Parity Preferred Stock then outstanding, and with any future Preferred Stock issued by the Company that by its terms ranks pari passu with the Series G Preferred Stock with respect to distribution of assets upon liquidation.

                  (b) The Series G Preferred Stock will be subordinate as to preference on distribution of assets upon liquidation of dividends to each other series of existing and future Preferred Stock issued by the Company that by its terms is senior to the Series G Preferred Stock with respect to distribution of assets upon liquidation.

                  (c) In the event of the liquidation, dissolution or winding-up of the business of the Company, whether voluntary or involuntary, the holders of Series G Preferred Stock then outstanding, after payment or provision for payment of the debts and other liabilities of the Company and the payment or provision for payment of any distribution on any shares of the Company having a preference and a priority over the Series G Preferred Stock on liquidation, and before any distribution to holders of any shares of the Company that are junior and subordinate to the Series G Preferred Stock on liquidation shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Amount, plus an amount equal to all accrued and unpaid dividends thereon, and shall, after the holders of Common Stock have received an amount per share of Common Stock equal to the amount paid per share of Series G Preferred Stock, be entitled to participate on a pro rata basis with the holders of Common Stock. In the event the assets of the Company available for distribution to the holders of the Series G Preferred Stock upon any dissolution, liquidation or winding-up of the Company shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Series G Preferred Stock and of all other series of Preferred Stock that rank on a parity with the Series G Preferred Stock in the event of liquidation, the holders of Series G Preferred Stock and of all other series of such parity Preferred Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Series G Preferred Stock and the holders of outstanding shares of such Parity Preferred Stock were paid in full. Except as provided in this Section 6, holders of Series G Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Company.

                  (d) For the purposes of this Section 6, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company:

                   (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Company; or

                  (ii) the consolidation or merger of the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger).

                  SECTION 7. Non-Transferability. No holder of the Series G Preferred Stock shall transfer the Series G Preferred Stock without the consent of the Company until one year after the effective date of the agreement and plan of merger dated as of April 26, 1998 by and among the Company, Vitalink Pharmacy Services, Inc. and V Acquisition Corporation; provided however, Manor Care, Inc. may not transfer any shares of Series G Preferred Stock held, directly or indirectly, whether acquired in connection with the consent of the Company or until the filing by the Company of a registration statement with the Securities and Exchange Commission covering the sale of Series G Preferred Stock held by Manor Care, Inc.

                  SECTION 8. Re-issuance. Series G Preferred Stock that has been issued and reacquired in any manner, including shares purchased, exchanged or converted, shall not be reissued as shares of this Series G Cumulative Convertible Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Pennsylvania) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

                  SECTION 9. Definitions.

                  For the purposes hereof, the following definitions shall apply:

                  "Closing Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange -- Composite Transactions Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof. If the Common Stock or other class of capital stock or security in question is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value thereof.

                  "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices per share for the 20 trading days ending on the trading day immediately preceding the date in question.

                  "Fair Market Value" of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm's length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

                  "Liquidation Amount" per share shall be $500.00.

                  "Market Price" per share at any date shall be the Closing Price on the specified date.

                  "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Company, or the Person consolidating with or merging into the Company in a merger, consolidation or other corporate combination in which the Company is the continuing or surviving Person, but in connection with which the Series G Preferred Stock or Common Stock of the Company is exchanged, converted or reclassified into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect subsidiary of a Qualified Person, the parent entity that is a Qualified Person shall be the Surviving Person.

                  "Qualified Person" shall mean any Person that, immediately after giving effect to the applicable Transaction, (i) is a solvent corporation or other entity organized under the laws of any state of the United States of America having its common stock or, in the case of an entity other than a corporation, equivalent equity securities, listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto or comparable system and such common stock or equivalent equity security continues to meet the requirements for such listing or quotation and (ii) is required to file, and in each of its three fiscal years immediately preceding the consummation of the applicable Transaction (or, if sooner, since its inception) has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

                  "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.




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